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                                                                   Exhibit 12.2

                         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                                       (Amounts in Thousands)

                                                                  Year Ended December 31,                            March 31,
                                                         -----------------------------------------   --------   -------------------
                                                           1999       2000       2001       2002       2003       2003       2004
                                                         --------   --------   --------   --------   --------   --------   --------
Pretax income from continuing operations                 $ 85,047   $ 99,197   $ 89,706   $100,512   $241,801   $ 38,098   $ 54,490
                                                         ========   ========   ========   ========   ========   ========   ========

Fixed charges:
Interest expense including amortization of deferred
    costs and capitalized interest                       $ 80,063   $ 93,866   $ 93,213   $ 85,336   $101,111   $ 20,879   $ 27,343
Ground Rent 33%                                          $    176   $    244   $    234   $    252   $    398   $     69   $    114
Preferred Dividends                                      $ 32,419   $ 42,563   $ 46,343   $ 50,940   $ 53,441   $ 14,111   $ 10,604
Proportionate share of fixed charges of 50% owned joint
    ventures accounted for using equity method of
    accounting                                           $      -   $      -   $      -   $      -   $      -   $      -   $      -
                                                         --------   --------   --------   --------   --------   --------   --------

                   Total fixed charges                   $112,658   $136,673   $139,790   $136,528   $154,950   $ 35,059   $ 38,061
                                                         --------   --------   --------   --------   --------   --------   --------

Capitalized interest during the period                   $(13,400)  $(18,200)  $(12,927)  $ (9,157)  $(11,478)  $ (1,977)  $ (2,409)
Preferred Dividends                                      $(32,419)  $(42,563)  $(46,343)  $(50,940)  $(53,441)  $(14,111)  $(10,604)
Amortization of capitalized interest during the period   $  1,272   $  1,879   $  2,310   $  2,616   $  2,999   $    720   $    830
Majority-owned subsidiary adjustments                    $ 11,809   $ 19,593   $ 21,502   $ 21,570   $  5,365   $  3,064   $  1,145
Equity Company Adjustments                               $(24,713)  $(23,296)  $(18,560)  $(32,769)  $(52,917)  $(10,099)  $(18,221)
Equity Company Adjustments Distributed Income            $ 24,713   $ 23,296   $ 18,560   $ 32,769   $ 52,917   $ 10,099   $ 11,041
                                                         --------   --------   --------   --------   --------   --------   --------

Earnings before income taxes and fixed charges           $164,967   $196,579   $194,038   $201,129   $340,196   $ 60,853   $ 74,333
                                                         ========   ========   ========   ========   ========   ========   ========

Ratio of earnings to combined fixed charges and
    preferred dividends                                      1.46       1.44       1.39       1.47       2.20   $   1.74   $   1.95
                                                         ========   ========   ========   ========   ========   ========   ========
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